EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Terminates $50 Million Standby Equity Purchase Agreement, Strengthening Balance Sheet and Reducing Potential Dilution

WILMINGTON, Del., Feb. 5, 2026 — Brand Engagement Network, Inc. (Nasdaq: BNAI) (“BEN” or the “Company”), a provider of secure, enterprise-grade artificial intelligence solutions, today announced the termination of its Standby Equity Purchase Agreement dated August 26, 2024 with YA II PN, Ltd., an affiliate of Yorkville Advisors Global, LP. The Agreement previously permitted the Company to sell up to $50.0 million of its common stock to the investor from time to time.

The termination was effective immediately, with no outstanding obligations or advances under the facility. Since the Company’s 1-for-10 reverse stock split became effective on December 12, 2025, BEN utilized the facility for only one drawdown. In addition, the Company recently closed the first installment of its $1.518 million premium private placement and anticipates the remaining closings in February and March 2026. For the avoidance of doubt, BEN - elected to terminate the facility, and there are no outstanding obligations or advances thereunder.

As of the date of this announcement, the Company’s has approximately 5,834,052 shares outstanding (unaudited), with approximately 3,377,446 shares in the public float (unaudited). Recent warrant exercises, debt conversions, and premium private placements have strengthened the Company’s balance sheet while minimizing dilution.

“We remain focused on maintaining a disciplined capital strategy and a clean capital structure as we scale revenue-generating deployments,” said Tyler Luck, Chief Executive Officer.

About Brand Engagement Network, Inc. (Nasdaq: BNAI)

Brand Engagement Network, Inc. (“BEN”) is a provider of secure, enterprise-grade artificial intelligence solutions that enable natural conversations, workflow automation, and real-world execution across text, voice, and avatar-based experiences. Designed for regulated and high-impact industries, BEN delivers highly personalized, multimodal AI within secure, closed-loop environments—helping organizations modernize operations, improve decision-making, and enhance customer engagement. BEN’s platform is powered by proprietary technology, including its Engagement Language Model (ELM™), and is built with governance, compliance, and reliability embedded by design. For more information, please visit www.brandengagementnetwork.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially. BEN undertakes no obligation to update forward-looking statements except as required by law.

Contacts

Investor Relations – investors@beninc.ai | Media – amy@beninc.ai